Exhibit 10.4

SUMMARY OF

VINTAGE PETROLEUM, INC.

AGREEMENT TO MAKE GROSS-UP PAYMENTS FOR

INTERNAL REVENUE CODE SECTION 4999 EXCISE TAXES

Effective October 13, 2005, Vintage Petroleum, Inc. (the “Company”) has agreed to make payments to save each of its Tulsa-based employees, including executive officers, harmless from the effect of any excise tax imposed by Internal Revenue Code section 4999 of the Internal Revenue Code on any excess parachute payments made to such employee in connection with the merger of the Company with and into Occidental Transaction 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Occidental Petroleum Corporation, a Delaware corporation (the “Excise Tax”), and from the Federal income tax (assuming a 35% rate), the Oklahoma state income tax (assuming a rate of 6.65% for 2005 or 6.25% for 2006) and the 1.45% Medicare payroll tax imposed on the employee as a direct result of the Company payment to save the employee harmless from the Excise Tax. The calculation of the amount necessary to save the employee harmless shall also take into account the benefit of the Federal income tax deductibility of the Oklahoma state income tax assuming the application of the 80% deduction limitation under Internal Revenue Code section 68(a)(2) (as adjusted by Internal Revenue Code section 68(f), to the extent applicable). The gross-up payment is not intended to save the employee harmless from Federal or Oklahoma state income taxes or Medicare payroll taxes imposed on the employee as a direct result of the employee’s receipt of the excess parachute payments (determined without regard to the Excise Tax thereon).

The Company also has agreed to make payments to save each of its expatriate employees harmless from the Excise Tax (if applicable to them) and from any other incremental income and payroll taxes imposed on the employee as a result of the employee’s receipt of a Company payment to save the employee harmless from the Excise Tax. The gross-up for expatriate employees shall be calculated in accordance with principles similar to those applicable to the gross-up calculation for Tulsa-based employees, as described above, but based on any incremental income and payroll taxes to which the expatriate employees are subject directly as a result of the Company’s payment of the Excise Tax. The gross-up calculation shall also take into account the tax benefit of any deduction or tax credit that is expected to be available as a result of this gross-up payment. As in the case of the Tulsa-based employees, the gross-up of the expatriate employees is not intended to save those employees harmless from income taxes or payroll taxes imposed on them as a direct result of their receipt of the section 280G excess parachute payments (determined without regard to the Excise Tax thereon).